Exhibit 99.01

Press Release
www.shire.com

Share dealing by a Person Discharging Managerial Responsibility

December 14, 2011 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”) was notified on December 13, 2011, that Michael Cola had, on December 12, 2011, sold 16,483 Shire plc American Depositary Shares (“ADSs”) at an average sale price of $99.2708 per ADS.

The Company was also notified today that on December 13, 2011 Mr Cola sold 2,636 ADSs at an average sale price of $99.3808 per ADS.

The ADSs were sold on the NASDAQ. One ADS is equal to three Shire plc ordinary shares.

Following the above transactions, Mr Cola holds 8,155 ADSs and awards of Stock Appreciation Rights, Performance Shares and Restricted Shares over 105,307 ADSs.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999

	Sarah Elton-Farr (seltonfarr@shire.com)	+44 1256 894157

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder, human genetic therapies, gastrointestinal diseases and regenerative medicine as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX